EXHIBIT 12.1

                               DEX MEDIA EAST LLC
                       RATIO OF EARNINGS TO FIXED CHARGES


                                                 DEX EAST PREDECESSOR                        DEX MEDIA EAST LLC
                              -----------------------------------------------------------   --------------------
                                                                               FOR THE             FOR THE
                                                                             PERIOD FROM         PERIOD FROM
                                                                            JANUARY 1 TO        NOVEMBER 9 TO
                                            YEAR ENDED DECEMBER 31,           NOVEMBER 8,        DECEMBER 31,
                              ------------------------------------------------------------  --------------------

(DOLLARS IN MILLIONS)          1997      1998      1999      2000      2001      2002               2002
---------------------          ----      ----      ----      ----      ----      ----               ----
Income (loss) before income
  taxes                        $218      $247      $144      $221      $269      $264               $(47)
Interest expense                  1         1       127       124       114        87                 28
Interest factor on
rentals(a)                        3         3         3         3         3         2                 --
                               ----      ----      ----      ----      ----      ----               ----
Earnings available for
fixed charges                  $222      $251      $274      $348      $386      $353               $(19)
                               ====      ====      ====      ====      ====      ====               ====

Interest expense               $  1      $  1      $127      $124      $114      $ 87               $ 28
Interest factor on
rentals(a)                        3         3         3         3         3         2                 --
                               ----      ----      ----      ----      ----      ----               ----
Fixed charges                  $  4      $  4      $130      $127      $117      $ 89               $ 28
                               ====      ====      ====      ====      ====      ====               ====
Ratio of earnings to fixed
      charges                  55.5x     62.8x     2.1x      2.7x      3.3x      4.0x                 --
----------------------------------------------------------------------------------------------------------------


The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For this purpose, earnings include pre-tax income from continuing operations and fixed charges include interest, whether expensed or capitalized, and an estimate of interest within rental expense.

(a) One-third of rental expense used as an estimation of the interest factor on rental expense.